Exhibit 5.1

Hogan & Hartson LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 +1.303.899.7300 Tel +1.303.899.7333 Fax

www.hhlaw.com
February 18, 2010
Board of Directors
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202
Gentlemen:
We are acting as counsel to Royal Gold, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended, (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 2,000,000 shares of the common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Primary Shares”) and associated stock purchase rights (the “Rights”), all of which Rights are to be issued pursuant to the First Amended and Restated Rights Agreement, dated as of September 10, 2007 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). The Primary Shares are subject to issuance, from time to time, upon the exchange or redemption of exchangeable shares (the “Exchangeable Shares”) of RG Exchangeco Inc., a Canadian corporation and wholly-owned subsidiary of the Company (“RG Exchangeco”), which Exchangeable Shares are to be issued pursuant to the Amended and Restated Arrangement Agreement executed on January 15, 2010 but made effective as of December 17, 2009 (the “Arrangement Agreement”), among the Company, RG Exchangeco and International Royalty Corporation, a Canadian corporation, such exchange or redemption of the Exchangeable Shares for the Primary Shares to be in accordance with (i) the provisions attaching to the Exchangeable Shares set forth in Appendix I to Schedule B of the Arrangement Agreement and (ii) the Voting and Exchange Trust Agreement to be entered into on or about February 22, 2010 among the Company, RG Exchangeco and Computershare Trust Company of Canada, Inc. (the “Voting and Exchange Trust Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, the

Board of Directors
Royal Gold, Inc.
February18, 2010

conformity to authentic original documents of all documents submitted to us as copies (including telecopies) and that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us. We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Primary Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, following (i) effectiveness of the Registration Statement, (ii) issuance and delivery of the Primary Shares in the manner contemplated by the Registration Statement and in accordance with the Voting and Exchange Trust Agreement, and (iii) receipt by the Company of the consideration for the Primary Shares specified in the resolutions of the Board of Directors and the Voting and Exchange Trust Agreement, the Primary Shares and the associated Rights will be validly issued and the Primary Shares will be fully paid and nonassessable.
It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Board of Directors
Royal Gold, Inc.
February18, 2010

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.